FGL Holdings Reports Fourth Quarter and Full Year 2019 Results and Declares Common Stock Dividend

GEORGE TOWN, Cayman Islands: February 26, 2020 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the fourth quarter of 2019.
Net income available to common shareholders for the fourth quarter of 2019 was $217 million, or $1.02 per diluted common share (per share), compared to net loss for the fourth quarter of 2018 of $156 million, or $0.70 per share.
Adjusted operating income (AOI)1 available to common shareholders for the fourth quarter of 2019 was $94 million, or $0.44 per share, compared to AOI for the fourth quarter of 2018 of $76 million, or $0.34 per share. Full year AOI available to common shareholders was $320 million, or $1.48 per share, compared to the full year 2018 of $257 million, or $1.19 per common share.

Key Highlights:
•Adjusted Operating Income (AOI): 24 percent AOI growth compared to the prior year quarter, and 25 percent AOI growth for the full year; driven by increased investment spread as a result of portfolio reposition activity, disciplined crediting strategy, and growth in the business
•Adjusted Operating Return on Equity (ROE)1: ROE of 20 percent
•Total Annuity Sales: 4 percent decrease in fourth quarter total annuity sales to $921 million, compared to the prior year quarter; 16 percent growth in full year total annuity sales to $3,893 million
•Average Assets Under Management (AAUM): AAUM were $28.3 billion for the fourth quarter and $27.4 billion for the full year, up 8 percent and 7 percent, respectively, from net new business asset flows
•Risk-Based Capital (RBC): Estimated RBC ratio at December 31, 2019 of approximately 475 percent
•On February 7, 2020, FGL and Fidelity National Financial, Inc. (FNF) entered into a definitive merger agreement pursuant to which FNF will acquire FGL for an announced value of $12.50 per share
•Following the merger announcement, the company's ratings were placed on CreditWatch Positive by S&P Global Ratings, Review for Upgrade by Moody's Investors Service and Rating Watch Positive by Fitch Ratings

"We are pleased with the company's performance in the quarter," said Chris Blunt, F&G President and Chief Executive Officer. "Underlying operating performance remains favorable, and results in the fourth quarter rounded out a strong full year for F&G."
Regarding the announced merger with FNF, Mr. Blunt said, "We are excited to join the FNF family of companies and believe that, under FNF's ownership, we will be able to expand growth in our core channel, jump start our launch into new channels, and accelerate our path toward higher ratings."

The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)	Three Months Ended
	December 31, 2019	December 31, 2018
Reconciliation from Net Income (loss) to AOI(1):	(Unaudited)	(Unaudited)
Net income (loss)	$225	$(148)
Dividends on preferred stock	(8)	(8)
Net income (loss) available to common shareholders	217	(156)
Effect of investment losses (gains), net of offsets (2)	(34)	174
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries (2) (3)	(134)	77
Effect of integration, merger related & other non-operating items	11	25
Tax effect of affiliated reinsurance embedded derivative	—	(15)
Tax impact of adjusting items	34	(29)
AOI available to common shareholders (1)	$94	$76

Fourth Quarter Earnings Results
Net income available to common shareholders for the fourth quarter was $217 million, or $1.02 per share, compared with net loss available to common shareholders of $156 million, or $0.70 per share, in the prior year. Results for fourth quarter 2019 include the following items, $104 million favorable FIA embedded derivative market movements and fair value effects related to international subsidiaries, $28 million net unrealized gains driven by market appreciation of preferred equity securities, partially offset by $9 million other market and non-operating items; all of which have no impact to AOI.
Adjusted operating income available to common shareholders for the fourth quarter was $94 million, or $0.44 per share, up 24 percent from $76 million, or $0.34 per share, in the prior year. The increase to prior year was driven by increased investment spread as a result of reposition activity, disciplined crediting rate strategy, and invested asset growth. Results also included net favorable items of $24 million, or $0.11 per share, primarily from $15 million higher single premium immediate annuities mortality, $12 million favorable market movement on futures and options contracts held to hedge our indexed products, $4 million favorable impact from annual assumption review for our international subsidiaries, and $3 million out of period AOI adjustment; partially offset by $10 million higher project expenses. The prior year quarter included net favorable items of $13 million, or $0.06 per share.
Full Year Earnings Results
Adjusted operating income available to common shareholders for the full year was $320 million, or $1.48 per share, up 25 percent from $257 million, or $1.19 per share, in the prior year. The increase to prior year was driven by strong and consistent underlying performance trends across the business from ongoing invested asset growth and portfolio repositioning uplift. Results included net favorable items of $57 million, or $0.26 per share, primarily from $30 million higher single premium immediate annuities mortality, $21 million favorable market movement on futures and options contracts held to hedge our indexed products, $18 million tax benefit, $11 million favorable impact from annual assumption review; partially offset by $23 million higher project expenses. The prior year included net favorable items of $37 million, or $0.17 per share.

Summary Financial Results (Unaudited)

	Three Months Ended		Year Ended
(In millions, except per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Fixed indexed annuity (FIA) sales (1)	$795	$667	$2,820	$2,283
Total retail annuity sales (1)	$921	$957	$3,893	$3,346
Average assets under management (AAUM)(1)	$28,332	$26,140	$27,358	$25,619
Net investment spread - FIA (1)	3.21%	2.55%	2.85%	2.41%
Net investment spread - All products (1)	2.41%	2.10%	2.23%	1.95%
Net income (loss) available to common shareholders	$217	$(156)	$476	$(16)
Net income (loss) available to common shareholders per diluted share	$1.02	$(0.70)	$2.19	$(0.07)
AOI available to common shareholders (1)	$94	$76	$320	$257
AOI available to common shareholders per diluted share (1)	$0.44	$0.34	$1.48	$1.19
Weighted average common diluted shares	213.56	220.91	216.74	216.02
Total common shares outstanding	213.16	221.06	213.16	221.06
Book value per common share	$10.81	$2.19	$10.81	$2.19
Book value per common share excluding AOCI (1)	$8.56	$6.43	$8.56	$6.43

See footnotes below.

Sales Results
For the full year 2019, total sales across all product lines were $4.3 billion, up 22 percent from the prior year. Total sales for the fourth quarter were $1.1 billion, up 4 percent from the prior year quarter. Total retail annuity sales were $3.9 billion for the full year, up 16 percent from the prior year, and in line with the Company's expectation for double digit growth in annuities.
Fixed indexed annuities sales in the fourth quarter were $795 million, an increase of 35 percent from the third quarter and up 19 percent over the prior year. The company continues to execute on its growth strategy and is seeing increased sales from productive partnerships with our independent marketing organizations (IMO's) as well as new agents.
Multi-year guarantee annuities (MYGA's) sales were $126 million in the current quarter, compared to $185 million in the same period last year. During the prior year quarter, F&G completed a $105 million funding agreement with the Federal Home Loan Bank (FHLB) under an investment spread strategy. The Company views FHLB volume as opportunistic and subject to fluctuation period to period. There were no funding agreements in the current period.
Indexed universal life (IUL) sales in the quarter were $11 million, up from $8 million last year. Growing IUL sales reflect the Company's focus on the quality of new business and pricing discipline. The Company is targeting IUL growth through expanded distribution and new advisors, particularly following the ratings upgrade to A- by A.M. Best in 2018.
In the fourth quarter, the Company's Bermuda-based subsidiary, F&G Reinsurance Ltd (F&G Re), generated $122 million of flow reinsurance deposits, as compared to $53 million in the prior year quarter, driven by volume from new and existing partnerships.

Investment Management Performance
Overall, the investment portfolio is performing well and providing attractive risk-adjusted returns, benefiting from Blackstone's investment management expertise. Net investment income and yield continue to increase from the prior year as the impacts of repositioning emerge. Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. Alternative asset fundings were approximately $1.1 billion, or 3.8 percent, of the portfolio at year-end.
Net investment income was $324 million in the fourth quarter of 2019, up $29 million or 10 percent, from the fourth quarter of 2018. Net investment income grew approximately $30 million from portfolio reposition uplift and $25 million from invested asset growth, partially offset by $11 million lower floating rate income, $9 million higher planned investment expense, and $6 million lower bond prepay income.

Average assets under management (AAUM)1 were $27.4 billion for the twelve months ended December 31, 2019. AAUM increased $1.8 billion compared to the prior year period primarily due to net new business asset flows. A rollforward of AAUM can be found in the non-GAAP measurements section of this release.
The net average yield on new money was 4.63 percent in the quarter, inclusive of a 5 percent allocation to alternative assets. The average earned yield on the total portfolio in the fourth quarter was 4.57 percent for the items noted above, compared to 4.51 percent in the fourth quarter of 2018. The rate increase reflects reposition uplift on the structured and alternative assets that are now in the portfolio.
Net investment spread across all products was 241 basis points, up 31 basis points to the prior year and 36 basis points to the sequential quarter due to favorable interest credited and increased portfolio yield. Net investment spread for fixed indexed annuities was 321 basis points in the fourth quarter of 2019, up 66 basis points to the prior year from increased portfolio yield, including alternative assets uplift, and favorable interest credited.

Capital Management Highlights
•The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 475 percent as of December 31, 2019.
•The Company repurchased 2,029,980 common shares during the quarter at an average price of $8.32 per common share for a total of $17 million. For the full year 2019, the Company repurchased 8,052,400 common shares at an average price of $8.04 per common share for a total of $65 million. Capacity remaining under the existing share repurchase authorization was $81 million at the end of the year.
•GAAP book value per common share, including accumulated other comprehensive income (AOCI) at December 31, 2019 was $10.81 with 213.2 million common shares outstanding. Book value per common share, excluding AOCI (1) was $8.56, an increase of 33% year over year, including $0.58 per share net increase for mark to market movements in the quarter.
•The Board of Directors declared a quarterly dividend of $0.01 per common share. The dividend is payable on March 30, 2020, to shareholders of record as of the close of business on March 16, 2020.

Agreement and Plan of Merger with Fidelity National Financial, Inc.
On February 7, 2020, F&G and Fidelity National Financial, Inc. (NYSE: FNF) (FNF) entered into a merger agreement pursuant to which FNF will acquire F&G for $12.50 per share, representing an equity value of approximately $2.7 billion. The joint press release can be found on F&G's investor relations website at investors.fglife.bm.
The transaction is expected to close in the second or third quarter of 2020, subject to the satisfaction of customary closing conditions, including the receipt of regulatory clearances and approval by F&G shareholders.
Following the merger announcement, the company's ratings were placed on CreditWatch Positive by S&P Global Ratings, Review for upgrade by Moody's Investors Service and Rating Watch Positive by Fitch Ratings.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

F&G will conduct a webcast and conference call on Thursday, February 27, 2020 at 9:00 a.m. ET to discuss fourth quarter 2019 results. The event can be accessed the following ways:
•For conference call, dial 800.263.0877 (U.S. callers) or 646.828.8143 (International callers). The access code is 8276409.
•A replay of the event will be available through March 19, 2020 by dialing 888.203.1112 (U.S. callers) or 719.457.0820 (International callers). The access code is 8276409.
•For live and archived internet webcast, visit investors.fglife.bm/investors.

As a result of the pending transaction with FNF, there will not be a live question and answer session.

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: December 31, 2019 - $22,914; December 31, 2018 - $22,219)	$23,726	$21,109
Equity securities, at fair value (cost: December 31, 2019 - $1,069; December 31, 2018 - $1,526)	1,071	1,382
Derivative investments	587	97
Mortgage loans	1,267	667
Other invested assets	1,303	662
Total investments	27,954	23,917
Cash and cash equivalents	969	571
Accrued investment income	228	216
Funds withheld for reinsurance receivables, at fair value	2,172	757
Reinsurance recoverable	3,213	3,190
Intangibles, net	1,455	1,359
Deferred tax assets, net	61	343
Goodwill	467	467
Other assets	195	125
Total assets	$36,714	$30,945

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$25,684	$23,387
Future policy benefits, including $1,953 and $725 at fair value at December 31, 2019 and December 31, 2018, respectively	5,735	4,641
Funds withheld for reinsurance liabilities	831	722
Liability for policy and contract claims	71	64
Debt	542	541
Other liabilities	1,108	700
Total liabilities	33,971	30,055

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 429,789 and 399,033 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 221,807,598 and 221,660,974 issued and outstanding at December 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	2,031	1,998
Retained earnings (Accumulated deficit)	300	(167)
Accumulated other comprehensive income (loss)	481	(937)
Treasury stock, at cost (8,652,400 shares at December 31, 2019; 600,000 shares at December 31, 2018)	(69)	(4)
Total shareholders' equity	2,743	890
Total liabilities and shareholders' equity	$36,714	$30,945

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums	$7	$9	$40	$54
Net investment income	324	295	1,229	1,107
Net investment gains (losses)	196	(555)	674	(629)
Insurance and investment product fees and other	36	40	170	179
Total revenues	563	(211)	2,113	711
Benefits and expenses:
Benefits and other changes in policy reserves	119	(52)	1,057	423
Acquisition and operating expenses, net of deferrals	91	55	330	181
Amortization of intangibles	72	(23)	126	49
Total benefits and expenses	282	(20)	1,513	653
Operating income	281	(191)	600	58
Interest expense	(8)	(8)	(32)	(29)
Income (loss) before income taxes	273	(199)	568	29
Income tax (expense) benefit	(48)	51	(61)	(16)
Net income (loss)	$225	$(148)	$507	$13
Less Preferred stock dividend	8	8	31	29
Net income (loss) available to common shareholders	$217	$(156)	$476	$(16)

Net income (loss) per common share:

Basic	$1.02	$(0.70)	$2.19	$(0.07)
Diluted	$1.02	$(0.70)	$2.19	$(0.07)
Weighted average common shares used in computing net income (loss) per common share:
Basic	213.17	220.91	216.59	216.02
Diluted	213.56	220.91	216.74	216.02

Cash dividend per common share	$0.01	$—	$0.04	$—

RECONCILIATION OF BOOK VALUE PER COMMON SHARE AND BOOK VALUE PER COMMON SHARE EXCLUDING AOCI(1)

(In millions, except per share data)	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$2,743	$890
Less: AOCI	481	(937)
Less: Preferred equity	438	406
Total common shareholders' equity excluding AOCI (1)	$1,824	$1,421

Total common shares outstanding	213.16	221.06

Book value per common share including AOCI (1)	$10.81	$2.19
Book value per common share excluding AOCI(1)	$8.56	$6.43

RECONCILIATION OF ROE TO ADJUSTED OPERATING ROE(1)

	Twelve Month Rolling Average ROE
(In millions, except per share data)	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Return on average common shareholders' equity	29.4%	(1.5)%
AOCI	0.3%	0.5%
Return on average common shareholders' equity, excluding AOCI (1)	29.7%	(1.0)%

Aggregate adjustments to arrive at AOI available to common shareholders' (5)	(9.7)%	17.6%
Adjusted Operating return on common shareholders' equity, excluding AOCI (1)	20.0%	16.6%

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT (AAUM)(1) (Unaudited)

(In billions)	AAUM YTD
AAUM as of December 31, 2018	$25.6
Net new business asset flows	2.1
Reinsurance transactions	0.9
Reinsurance cession to Kubera	(0.9)
Purchase accounting mark-to-market valuation of investment portfolio	(0.3)
AAUM as of December 31, 2019	$27.4

Footnotes:
(1)Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
(2)Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.
(3)The Company adjusted its non-GAAP measure to remove the fair value accounting impacts of assumed reinsurance by our international subsidiaries for periods after September 30, 2018.
(4)Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.
(5)Refer to 'Reconciliation from Net Income (Loss) to AOI' for further details on individual adjustments.

Non-GAAP Measures
The following represents the definitions of non-GAAP measures used by the FGL Holdings.
Adjusted Operating Income (AOI)
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate:
(i) the impact of net investment gains/losses, including other than temporary impairment ("OTTI") losses recognized in operations, but excluding realized gains and losses on derivatives hedging our indexed annuity policies,
(ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries,
(iii) the tax effect of affiliated reinsurance embedded derivative,
(iv) the effect of change in fair value of the reinsurance related embedded derivative,
(v) the effect of integration, merger related & other non-operating items,
(vi) impact of extinguishment of debt, and
(vii) net impact from Tax Cuts and Jobs Act.
Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Beginning with the quarter ended December 31, 2018, the Company updated its AOI definition to remove the incremental change due to the impact of the fair value accounting election for international subsidiaries. Management believes this revision will enhance the understanding of our business as the Company executes its growth strategy through international third party assumed business and is more relevant to investors as the impact of fair value accounting election can create an increase/decrease in the assumed liabilities that does not match the increase/decrease of the corresponding assets. This change will be applied on a prospective basis as the Company executes its growth strategy through international third party assumed reinsurance.

AOI Available to Common Shareholders

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders' Equity Excluding AOCI

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net Investment Spread

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
Average Assets Under Management (AAUM)
AAUM is calculated as the sum of:
(i) total invested assets at amortized cost, excluding derivatives;
(ii) related party loans and investments;
(iii) accrued investment income;
(iv) funds withheld at fair value;
(v) the net payable/receivable for the purchase/sale of investments, and
(iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Investment Book Yield
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on the Company’s income generating invested assets.

Common Shareholders' Equity

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders' Equity Excluding AOCI

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share (including and excluding AOCI)

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales (FIA Sales and Total Retail Annuity Sales)
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

About FGL Holdings
FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Jon Bayer
FGL Holdings
Investors@fglife.bm
410.487.8898

Source: FGL Holdings